Exhibit 99.1

News Release

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN TO SELL BRIDGE MEDICAL TO CERNER

AmerisourceBergen to Continue to Offer Patient Safety Solutions

VALLEY FORGE, PA, June 16, 2005 — AmerisourceBergen Corporation (NYSE:ABC) today announced that it has signed a definitive agreement to sell substantially all of the operating assets of its Bridge Medical subsidiary to Cerner Corp. (NASDAQ: CERN) for approximately $11 million. The agreement also provides for contingent payments based on achievement of performance targets through January 1, 2006. Under the terms of the agreement, AmerisourceBergen will be able to work with Cerner to continue to make available Bridge Medical products as part of AmerisourceBergen’s broad suite of patient-safety solutions.

“We are excited about Cerner’s ability to expand the availability of Bridge Medical’s patient safety application in the healthcare marketplace,” said John Palumbo, Senior Vice President, Healthcare Sales and Marketing of AmerisourceBergen. “AmerisourceBergen remains focused on providing a broad array of clinical and patient safety solutions to our customers.”

Named the Best in KLAS for medication administration in a September 2004 Bedside Study, Bridge Medical’s barcode-enabled point-of-care system combines medication verification with laboratory specimen identification. The solution employs bar-code scanning, clinical knowledge bases, and wireless networking and integration capabilities to alert clinicians of potential medication administration and collection errors at the bedside.

The sale is expected to close in July. For its third fiscal quarter ending June 30, 2005, AmerisourceBergen will record an estimated after tax loss of $5 million to $6 million as Discontinued Operations related to Bridge Medical. Of this estimate, approximately $4 million will relate to the loss on the sale of the Bridge assets.

The Company’s expectations for fiscal 2005 and fiscal 2006 financial performance remain unchanged. AmerisourceBergen continues to expect operating revenue in fiscal year 2005 to be about $49 billion, and diluted earnings per share from continuing operations before the

News Release

cumulative effect of an accounting change for fiscal 2005 of between $3.10 and $3.50 on a GAAP basis. The Company also continues to estimate diluted earnings per share from continuing operations in fiscal 2006 to be between $3.60 and $4.40, also on a GAAP basis. The bottom of the range reflects pharmaceutical market growth in the high single digits and the full-year impact of fiscal 2005 capital deployment initiatives. The top of the range depends on AmerisourceBergen’s ability to improve our pharmaceutical distribution operating margin, expected to be in the 100 to 110 basis points range in fiscal 2005, by 30 basis points through margin enhancement activities.

About AmerisourceBergen

AmerisourceBergen® (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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